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                                  [UICI LOGO]


                                                                     EXHIBIT 5.1




                                August 11, 2000




UICI
4001 McEwen Drive
Suite 200
Dallas, Texas 75244

    Re: 1,610,000 Shares of Common Stock, par value $0.01 per share, issued pursuant to UICI Employee Stock Ownership and Savings Plan

Ladies and Gentlemen:

         I serve as Executive Vice President and General Counsel of UICI (the "Company"), and in such capacity I have acted as counsel to the Company in connection with the proposed issuance of the Common Stock referred to above (the "Shares") pursuant to the UICI Employee Stock Ownership and Savings Plan. The Shares are the subject of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to which this opinion, with my consent, is attached as an exhibit.

         As to certain questions of fact, I have relied upon statements and certificates of certain officers of the Company and other professionals retained by the Company. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to me as copies. I have examined all records, instruments and documents that I have deemed necessary for the purpose of this opinion.

         Based upon the foregoing and upon my general familiarity with the properties and affairs of the Company, I am of the opinion that:

         1. The Company is a validly organized and legally existing corporation under the law of the State of Delaware.



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         2.      When, as and if the Shares have been duly issued and delivered, and the consideration for the Shares has been duly received by the Company in the manner contemplated by the Registration Statement, the Shares will be legally issued, fully paid, and non-assessable shares of stock of the Company.

                                   Very truly yours,

                                   /s/ GLENN W. REED
                                  ---------------------------------------------
                                   Glenn W. Reed
                                   Executive Vice President and General Counsel


GWR:jao

Cc:      Mr. Robert J. Joseph